EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

DYNATRONICS CORPORATION

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended (the “Act”), the undersigned, Dynatronics Corporation (the “Corporation”) hereby declares and certifies the following Articles of Amendment (“Articles of Amendment”) to its Amended and Restated Articles of Incorporation (“Articles of Incorporation”).

1. The name of the Corporation is Dynatronics Corporation.

2. The text of the amendment to the Articles of Incorporation adopted is as follows:

Following the final paragraph of ARTICLE III of the Articles of Incorporation, the following text is inserted (the “Amendment”):

“Upon the filing of these Articles of Amendment to the Articles of Incorporation, each share of Common Stock of the Corporation issued and outstanding immediately prior to the filing of these Articles of Amendment, without further action, will be automatically split and converted into one-fifth (1/5th) of one (1) share of fully paid and nonassessable shares of Common Stock of the Corporation (the “Reverse Stock Split”). No fractional shares shall be issued upon the Reverse Stock Split; rather, each fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole number. Each outstanding stock certificate of the Corporation, which prior to the filing of these Articles of Amendment represented one or more shares of Common Stock, shall immediately after such filing represent that number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock represented on such certificates divided by (ii) five (5) (such adjusted shares, the “Reclassified Shares”), with any resulting fractional shares rounded up to the nearest whole share as set forth above. Any options, warrants, conversion, or other purchase or conversion rights, which prior to the filing of these Articles of Amendment represented the right to acquire one or more shares of the Corporation’s Common Stock, shall immediately after such filing represent the right to acquire one-fifth (1/5th) of one (1) share of the Corporation’s Common Stock for each share of the Corporation’s Common Stock that such option, warrant, conversion or other purchase or conversion right previously represented the right to acquire. The exercise or conversion price of such options, warrants or conversion rights shall be adjusted by multiplying the existing exercise or conversion price by five (5).

The number of authorized shares of Common Stock of the Corporation and the par value of such shares will not be affected by these Articles of Amendment.

The Corporation shall, upon the request of each record holder of a certificate representing shares of Common Stock issued and outstanding immediately prior to the filing of these Articles of Amendment to the Articles of Incorporation, issue and deliver to such holder in exchange for such certificate a new certificate or certificates representing the Reclassified Shares.”

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3. The general form of the Articles of Amendment was adopted at a meeting of the Board of Directors of the Corporation held on September 14, 2022, and was finalized by the Board of Directors at a meeting of the Board held on November 17, 2022, and in accordance with the requirements of the Act and the Bylaws of the Corporation. The Board of Directors unanimously recommended approval of the Amendment by the shareholders of the Corporation.

4. The Amendment was authorized and approved pursuant to sections 16-10a-1003 and 1004 of the Act by (i) a majority of the votes cast at the meeting by the holders of shares of common stock voting separately as a voting group and entitled to vote at the Annual Meeting of the shareholders of the Corporation held on November 17, 2022 (the “Annual Meeting”), and (ii) a majority of the votes cast at the Annual Meeting by the holders of shares of common stock, Series A Preferred Stock, and Series B Preferred Stock, voting together as a single class and entitled to vote at the Annual Meeting:

(a) The number of issued and outstanding shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock, voting together as a single class and entitled to vote on the foregoing Amendment was 21,923,255 of which 13,778,276 (or approximately 62.82% of the issued and outstanding) voting shares were represented in person or by proxy at the Annual Meeting, constituting a quorum of such issued and outstanding shares.

(b) The shares of common stock present at the Annual Meeting in person or by proxy with respect to the Amendment and voting separately as a voting group were voted as set forth in the following table.

(c) The shares of Common Stock, Series A Preferred Stock, and Series B Preferred Stock present at the Annual Meeting in person or by proxy with respect to the Amendment and voting together as a single voting group were voted as set forth in the following table:

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DESIGNATION OF STOCK	NO. OF SHARES REPRESENTED AT THE ANNUAL MEETING AND ENTITLED TO VOTE	VOTES CAST IN FAVOR OF AMENDMENT	VOTES CAST AGAINST AMENDMENT	VOTES ABSTAINING
Common stock voting separately as a voting group	11,477,867	10,380,826	1,068,639	28,402
Common stock, Series A Preferred, and Series B Preferred together as a voting group	13,778,276	12,314,429	1,068,639	28,402

(d) Such votes cast were sufficient for approval of the Amendment and the filing of these Articles of Amendment.

5. These Articles of Amendment shall become effective at 5:00 p.m. Eastern Standard Time on February 1, 2023.

IN WITNESS WHEREOF, these Articles of Amendment are executed as of January 24, 2023.

Dynatronics Corporation, a Utah corporation

By:	/s/John A. Krier
Name:	John A. Krier
Title:	President, Chief Executive Officer and Chief Financial Officer

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